JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                          Year Ended December 31,
                                   ------------------------------------
                                       1998          1997          1996
                                   --------      --------      --------

Income before income taxes........ $251,811      $194,609      $127,763
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............   11,845         3,584         3,040
  Portion of rent expense
    representing interest.........    9,116         7,379         6,290
                                   --------      --------      --------
Total fixed charges excluding
  capitalized interest............   20,961        10,963         9,330
Capitalized interest..............      671           370           181
                                   --------      --------      --------
Total fixed charges...............   21,632        11,333         9,511
                                   --------      --------      --------
Income before income taxes and
  fixed charges................... $272,772      $205,572      $137,093
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................     12.6          18.1          14.4
                                   ========      ========      ========